Transition Agreement

Between:

Gryphon Gold Corporation

(the "Company")

And:

Albert J. Matter

(the "Employee")

WHEREAS the Employee has expressed a desire to retire from the Company no later than 30 September 2007 and to resign as a Director of the Board at a date to be determined;

AND WHEREAS the parties are desirous of effecting a successful transition for the Employee and the Company in this regard;

THEREFORE, the parties agree to resolve any and all issues as follows:

1.      The Employee will be eligible to receive a financing bonus equal to one half percent of any financing initiated prior to September 30, 2007;

2.      The Employee will be eligible to receive the fees in the same amount and at the same time as paid to the other Directors of the Board during the period of time he is a Director, with the exception that no fees are due and owing while the Employee is either an Officer or employee of the Company;

3.      As long as he is a Board member his stock options will continue to vest and the rights of the stock grants will be maintained in accordance with the terms of the initial grants. In consideration of the fact that the Employee will be retiring from the Company, any stock options that are vested if or when he should step down from the board will be maintained in accordance with the terms of the stock option plan for their full term. Any stock options that are not vested should he not be either an officer or Director of the Company will expire immediately;

4.      The Employee agrees to execute any additional reasonable documents requested by the Company in relation to his role either as an employee or Director at the same time as he executes this Agreement;

5.      The Employee and the Company will execute a mutual Release much as in the form attached as Appendix "A" at the same time as execution of this Agreement. This release is conditional upon the Company performing its obligations as identified in paragraphs 1, 2 , 3 and 7-13 in this Agreement;

6.      In consideration of the performance of the Employee’s obligations as noted above in paragraphs 4 and 5 of the Agreement, the Company agrees to pay the Employee on a monthly basis the sum of C$12,500, less applicable statutory deductions, for the period October 1, 2007 to March 31st, 2009. In addition, the Company will have the Board of Directors approve the granting of 112,500 Restricted Stock Units, which will be vested and distributed to him in three groups of 37,500 each starting on April 1, 2009, July 1, 2009 and October 1, 2009.

On January 10, 2007 the Board of Directors granted the Employee 75,000 Restricted Stock Units (RSU’s) that are vesting in units of 18,750 on April 1st, 2007, July 1st, 2007, October 1st, 2007 and January 1st, 2008. Any of these RSU’s not vested by October 10, 2007 will expire on that date.

On January 10, 2007 the Employee was granted 50,000 RSU’s that vest on July 10, 2008. The Company will have the Board approve an amendment of the scheduled vesting so that 2,778 units are vested for each full month of service completed as a member of the Board of Directors beginning from January 1, 2007. Such units to be considered vested and issued to the Employee concurrent with his ceasing to act as a Director.

In the event of a change of control or Gryphon’s treasury exceeding C$15.0 million the Employee may opt for immediate pay-out and/or vesting of any remaining payments of cash or RSUs due;

7.      The Company will make a payment to the Employee equivalent to 2 1/2 weeks vacation pay, less statutory deductions based on an annual compensation of $150,000. This payment will be made on September 30, 2007;

8.      The Company will continue paying the premium payments for the Employee’s medical benefits for an 18 month period from October 1, 2007 through March 31st, 2009 and as long as the Employee applies within 30 days of March 31st, 2009 he will be able to start on a new medical plan with the same benefits provider as long as Employee pays for the expense himself;

9.      The Company will pay the employee a $6,000 office lease allowance on retirement.

10.    The Company will pay for the Employees parking for 18 months beginning October 1, 2007 and he will be able to maintain the parking stall after that date for as long as the Employee pays for the expense himself ;

11.    The Company will transfer ownership of the laptop, home computer and blackberry, all of which the Employee is currently using, to the Employee on September 30, 2007;

12.    The Company will pay the Employees reasonable legal and accounting expenses related to the preparation and advice of this agreement.

13.    Upon the signing of this Agreement by the Employee, the Employee acknowledges his irrevocable agreement to the terms of this Agreement as does the Company;

14.    This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it;

15.    The Employee acknowledges that it was recommended to him by the Company that he obtains independent legal advice before executing this Agreement and that by executing this Agreement he represents that he has had the opportunity to do so.

Signed this 5 day of September 2007 in _______________________, British Columbia.

_____________________________
Albert J. Matter

Signed this 5 day of September 2007 in _______________________, British Columbia.

_____________________________
Tony Ker

CEO
Gryphon Gold Corporation

Supplement to Transition Agreement

Between:

Gryphon Gold Corporation
(the "Company")
And:

Albert J. Matter
(the "Employee")

Whereas the Employee and Company have entered into a Transition Agreement dated September 5, 2007;

And whereas the Board of Directors has ratified and approved the Transition Agreement on September 6, 2007;

Therefore the parties agree to resolve and clarify certain issues as follows:

1.      The Employee has the unilateral right to request up to 40% of the value of the Restricted Stock Units that will vest on October 1, 2007 in cash. The Employee will give instructions to the Company 5 business days prior to the vesting date as to the per cent of cash, in lieu of shares, the Employee desires.

2.      The Employee acknowledges that he has no rights or claims under the agreement for 50,000 Restricted Stock Units dated January 10, 2007.

3.      The Employee acknowledges that the he has no right or claim under the 75,000 Restricted Stock Unit Agreement dated January 10, 2007 for the 18,750 units that were scheduled to vest January 1, 2008.

Signed this 13 day of September 2007 in Vancouver, British Columbia.

Albert J. Matter

Michael K. Longinotti
CFO
Gryphon Gold Corporation